UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 3, 2008

MEDICAL SOLUTIONS MANAGEMENT INC.

(Exact name of registrant as specified in its charter)

Nevada	0-27084	86-0214815
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

237 Cedar Hill Street Marlborough, Massachusetts	01752
(Address of principal executive offices)	(Zip Code)

(508) 597-6300

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On December 3, 2008, Medical Solutions Management Inc. (the “Registrant”) and Vicis Capital Master Fund, the Registrant’s principal stockholder (“Vicis”) terminated that certain Amended and Restated Investor Rights Agreement dated as of June 28, 2006 (the “Investor Rights Agreement”) by and among the Registrant, Vicis and John Hallal, Patricia Jenkins, FP Associates, and Nite Capital L.P (collectively, the “Investors”). The Investor Rights Agreement provided for the registration of certain shares of the Registrant’s common stock held by the Investors with the U.S. Securities and Exchange Commission (the “SEC”). The Investor Rights Agreement also provided the Investors with a right of first refusal with respect to any subsequent offering of securities by the Registrant.

On August 6, 2006, pursuant to the Investor Rights Agreement, the Company filed a registration statement with the SEC, which was not declared effective and was later withdrawn from registration. Pursuant to the terms of Investor Rights Agreement, Vicis was entitled to receive approximately $160,000 in liquidated damages, the maximum penalty payable due to the failure to have the registration statement declared effective by the SEC. The Registrant has accrued this liability and expense in its financial statements, but has not made such payment to Vicis.

The termination of the Investor Rights Agreement provided that the obligation of the Company to pay the liquidated damages to Vicis shall survive the termination, but that all other rights and obligations of the parties to the Investor Rights Agreement shall immediately cease.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 9, 2008

MEDICAL SOLUTIONS MANAGEMENT INC.

By:	/s/ Lowell Fisher
Name:	Lowell Fisher
Title:	President and Interim Chief Executive Officer